Exhibit 99.(j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the Brinker Capital Destinations Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 13, 2024